Dated	January 2014

DISCLOSURE LETTER

Mishcon de Reya

Summit House

12 Red Lion Square

London WC1R 4QD

Tel: 020 7440 7000

Fax: 020 7404 5982

Ref: NMD/LC/32548.8

DISCLOSURE LETTER

To:	STAFFING 360 SOLUTIONS, INC. (the Purchaser)

From:	BRENDAN CHRISTOPHER FLOOD; and MATTHEW BRIAND (together, the Covenantors)

January 2014

Dear Sirs,

INITIO INTERNATIONAL HOLDINGS LIMITED (the Company)

1.	We refer to:

1.1	the agreement (the Share Purchase Agreement) entered into on 30 October 2013 between, inter alias, (1) the Covenantors and (2) the Purchaser relating to the acquisition of the entire issued share capital of the Company, as subsequently varied by a variation agreement dated 10 December 2013; and

1.2	the deed of warranties (the Deed of Warranties) to be entered into today between (1) the Covenantors and (2) the Purchaser as referred to in the Share Purchase Agreement,

together, the Agreements.

2.	Unless the context otherwise requires, words and expressions used in this letter have the meanings given to them in the Agreements and the interpretation provisions set out in Article I of the Share Purchase Agreement and clause 1 of the Deed of Warranties apply equally in this letter. In the event of any inconsistency between the meanings given to words and expressions in the Agreements, the meaning given in the Deed of Warranties shall apply.

3.	This is the Disclosure Letter referred to in the Agreements and constitutes formal disclosure to the Purchaser for the purposes of the Agreements of the facts and circumstances which are deemed to qualify the Warranties. Certain specific disclosures are set out in Appendix A. For the sake of convenience, these specific disclosures are made by reference to particular Warranties. The references to particular Warranties are, however, made for convenience only and will not in any way limit the effect of any disclosure, each of which is made against the Warranties as a whole. A disclosure or qualification made by reference to any particular Warranty is deemed to be made also in respect of any other Warranty to which the disclosure or qualification may be applicable, provided, however, only if it is clear that the disclosure provides Purchaser with clear information that it is given against such warranty.

4.	The disclosure of any matter or document does not imply any representation, warranty or undertaking which is not expressly given in the Agreement. Nor will that disclosure extend the scope of any Warranty or of the Tax Covenant.

5.	The documents contained in the electronic data room virtually hosted and maintained by Mishcon de Reya (the Data Room), an index to which is attached as Appendix B to this letter and an agreed form CD-Rom copy of which is enclosed with this letter, constitute the Disclosure Bundle for the purposes of this letter. All information in the documents contained in the Disclosure Bundle is deemed to be disclosed. In the event of any inconsistency between the contents of a document in the Disclosure Bundle (a Disclosure Document) and this Disclosure Letter, this Disclosure Letter will prevail and the Covenantors will have no liability in relation to that inconsistency.

6.	The following matters are treated as incorporated into this Disclosure Letter by reference:

6.1	the information in the Agreements or in the agreed form documents mentioned in them or in the Tax Covenant;

6.2	all information in:

6.2.1	the written replies, written statements and documents given by the Shareholders, the Company or any of their advisers in response to enquiries raised by any of the Purchaser or its advisers, copies of which are contained in the Data Room and at the document entitled "Information Requirement Listing Staff 360 17.12.13 Final" which is contained in the Due Diligence Folder of the Data Room; and

6.2.2	the contents of all correspondence (together with all documents attached to or enclosed with that correspondence) supplied or passed to the Purchaser or any of its advisers by or from the Shareholders, the Company or any of their advisers, copies of which are contained in the Data Room, provided that the contents of the documents, papers, correspondence, replies and statements referred to in paragraphs 6.2.1 and 6.2.2, are deemed to be superseded by the contents of any later documents, papers, correspondence, replies or statements, which are disclosed by virtue of paragraph 6.2.1 or 6.2.2 or otherwise pursuant to this Disclosure Letter, to the extent that they expressly deal with the same subject matter;

6.3	all information apparent from the operating leases to the Property and other documents relating to the Property, copies of which are contained at folder C1 of the Data Room;

6.4	any information that would be disclosed by searches of the files of the Company and the Subsidiaries at the Companies Registry in England and Wales and the States of Nevada, New York and Delaware, United States of America, undertaken the Business Day before Completion, whether or not any search or inspection has been made;

6.5	all information and all documents that would be disclosed by inspection or a search made at the Trade Marks Registry in England, Spain, and the States of Nevada , New York and Delaware, United States of America, undertaken two Business Days before Completion, whether or not any search or inspection has been made;

6.6	all entries and information recorded or referred to in the statutory registers and minute books of the Company and the Subsidiaries, copies of which are contained at folders A1 to A9 of the Data Room;

6.7	all matters contained in the Accounts and the Management Accounts.

Please acknowledge receipt of this letter by signing and returning the enclosed duplicate.

Yours faithfully,

Brendan Christopher Flood	Matthew Briand

We hereby acknowledge receipt of this letter.

Signed: ___________________

On behalf of Staffing 360 Solutions, Inc.

Dated: ____________________

APPENDIX A - Specific Disclosures

The following references are to paragraph numbers schedule 3 to the Deed of Warranties as indicated.

Disclosure Number	Warranty	Disclosure

1.	1.2	Faro Recruitment America Inc is duly incorporated and existing under the laws of New Jersey and Monroe Staffing LLC is duly incorporated and existing under the laws of Delaware

2.	1.8	The Annual Return for Longbridge Recruitment (Law) Limited for the period to 25 March 2013 and filed on 23 April 2013 was incorrect when filed. A clarificatory Annual Return for the period to 25 March 2013 was filed on 16 September 2013.

3.	1.13	Darren Carroll holds 25,000 B shares in Longbridge Recruitment (Sales & Marketing) Limited

	18.2	Daniel Lewis holds 250,000 B shares in Longbridge Recruitment (Law) Limited

		Mark Newton holds 24,500 ordinary shares in Longbridge Recruitment (Technology Solutions) Limited

		Each of Monica Rodrigues-Arias and Michal Wasilewski hold 7,500 ordinary shares in Longbridge Recruitment (Technical) Limited.

4.	1.15	The consent of ABN AMRO Commercial Finance plc and Wells Fargo is required in order for completion to take place without there having been a violation of the Group's banking arrangements with such banks. The consent of ABN AMRO Commercial Finance plc was received on 17 December 2013 (please see a copy of the consent contained in folder C3, subfolder "Longbridge"). The consent of Wells Fargo was received on 2 January 2014 (please see a copy of the consent contained in folder S, subfolder "Wells Fargo").

5.	4.2(c)

The Accounts include the following exceptional, non-recurring items:

1.    Bonus of up to $175,000 paid to Matthew Briand which has been paid weekly across mid May to December;

2.    Bonus of up to £170,000 paid to Brendan Flood which has been paid monthly across July to December;

3.    Bonuses to senior management;

4.    Trust fund payments for the 5 senior managers;

5.    Termination of employment costs;

6.    Duplication of office costs;

7.    Historical workers' claims;

8.    Insurance premium for policy against bad debts; and

9.    Early termination fees payable to Sterling National Bank.

6.	4.2(e) 4.3 4.6 5.1.3 16.2

The worker’s compensation methodology utilised by Monroe Staffing LLC records expenses and collateral requirements at the time of demand and payment required by the Captive Insurance Program TSIL. These determinations based on historical claims experience of the insured entity, and the Captive as a whole, are made twice a year and are reflected in the semi-annual financial statements.

Owing to the level of claims and incidents in the past three years, there has been an increase in the rate modification (mod) factor for 2013 to 1.6. It is likely that the rate modification (mod) factor for the calendar year 2014 will be more than 1.6 and the rate modification (mod) factor for the calendar year 2015 year will be in a similar range.

There is a provision in the Accounts for worker's compensation of $448,000 but it is anticipated that this is likely to be will be an underprovision and we understand indicated by the Purchaser's expert in worker's compensation that they consider that the maximum exposure to Monroe Staffing Services LLC for the 2013 policy term could be as much as $2,685,922.

7.	5.3 14.1 28.3 33.3 35.3

The Department of Labour ("DOL") has previously made enquiries regarding the way that overtime was being calculated and the classification of employees.

Monroe had expected, based on discussions with its previous DOL case manager, that it would receive at most a $3,000 to $4,000 penalty. However, on 18 December 2013, at a meeting with Brian Cleasby, the new case manager/investigator for the DOL, Monroe was informed that the claim could be in the region of $150,000. Monroe has not yet received any formal penalty from the DOL.

Monroe is not sure whether the new DOL case manager is making a name for himself or whether the alleged $150,000 claim is, in fact, a real probability. Monroe is taking legal advice on the issue and will fight any penalty, if it is advised that it has a good case.

Monroe is also looking to see whether or not this will be covered by any umbrella or PLI insurance.

8.	6.4 18.1

Since the Accounts Date the following payments have been made to the Covenantors:

1.    $150,000 trust fund payment in respect of Matthew Briand;

2.    a bonus of not more than $175,000 in respect of Boca Rotan has been paid to Matthew Briand; and

3.    a bonus of not more than £170,000 in respect of Boca Rotan has been paid to Brendan Flood.

The trust fund payments and any bonus payments in relation to Boca Rotan will no longer be payable following completion.

9.	7.1.1	The consent of ABN AMRO Commercial Finance plc and Wells Fargo is required in order for completion of the SPA and Deed to take place without causing the Group to lose the benefit of its banking arrangements. Please see above.

10.	7.1.3	On 13 February 2013, the Company entered into an agreement with Duet Partners Ltd (a copy of which is contained in folder K of the Data Room) pursuant to which the Company has agreed to pay Duet (i) a monthly retainer fee of £6,000 per month for the first three months; (ii) a success fee, payable on completion of the purchaser of the Sale Shares by the Purchaser, of 4% of the first £5,000,000 of consideration paid by the Purchaser and 3% of the consideration above £5,000,000. This amount will be paid from the consideration received by the Sellers, Minority Shareholders and Rightsholders.

11.	8.1

Initio International Limited entered into an agreement with Pitney Bowes on 20 January 2011, pursuant to which Pitney Bowes leases a Digital Mailing System to Initio International Limited. Please see a copy of the agreement in Folder L of the Data Room.

Initio International Limited leases its franking machines.

Monroe Staffing Services LLC entered into:

1.    a lease agreement with Canon Solutions America on 30 January 2013, pursuant to which Canon leases the equipment and software listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "Operations".

2.    a lease agreement with Canon Solutions America on 21 March 2013, pursuant to which Canon leases the equipment and software listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked " lease of office equipment".

3.     a lease agreement with FKA Qualifies Resources International LLC on 31 December 2009, pursuant to which FKA Qualifies Resources International LLC leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

4.    a lease agreement with Konika Minolta on 12 March 2012, pursuant to which Konika Minolta leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

5.    a lease agreement with Konika Minolta on 25 April 2012, pursuant to which Konika Minolta leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

6.    a lease agreement with OCE on 15 June 2010, pursuant to which OCE leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

7.    a lease agreement with OCE on 1 September 2010, pursuant to which OCE leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

8.    a lease agreement with OCE on 1 March 2011, pursuant to which OCE leases the equipment listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

9.    into a lease agreement (under its previous name Qualified Resources International LLC) with Toshiba in February 2009, pursuant to which Toshiba leases the equipment and software listed in the agreement to Monroe Staffing Services LLC. Please see a copy of the agreement in Folder S and the sub-folder marked "lease of office equipment".

12.	10.1

Monroe Staffing Services LLC is indebted to Wells Fargo pursuant to a loan and security agreement entered into in October 2012. Please see Folder S, subfolder "Wells Fargo" for a copy of the agreement.

ABN AMBRO Commercial Finance plc has made a facility available to the Longbridge entities.

Initio International Limited has granted a guarantee and indemnity in favour of ABN AMBRO Commercial Finance plc in relation to the facility made available by ABN AMBRO Commercial Finance plc to the Longbridge entities. A copy of this document is contained in folder C3, subfolder "Longbridge"

Initio International Limited has an overdraft facility with Lloyds Bank, the credit limit of which is £25,000. A letter from Lloyds Bank relating to the facility is contained in folder C2, subfolder "Initio". Brendan Flood has given a personal guarantee to Lloyds Bank in relation to this overdraft.

13.	11.1 14.3

A temporary worker has brought a discrimination claim against Monroe Staffing Services LLC. A mediation hearing has been set by the Massachusetts Commission Against Discrimination for 24 February 2014.

A temporary worker, Daniel Collazo, was killed in December 2011 whist working for a client. The death was caused through a traumatic accident in a blender at a hummus factory. The compensation claim in respect of his employment has been closed. However, a civil claim has not been brought and, in the State of Massachusetts, there is no time limit on the bringing of a civil claim.

		The TSIL covered the insurance and it was the exceptional settlement of $292,000 highlighted by the Purchaser's expert in workers compensation which led to his extrapolation for worst case scenario costs.

14.	12.2

Monroe Staffing Services LLC operates a 401k plan for its employees. Details of this plan are included in Folder B11, subfolder "Monroe".

The UK entities operate a stakeholder pension plan which is available to all employees. The scheme is administered by Scottish Widows.

15.	13.3

On 3 December 2013 Longbridge Recruitment (Technical) Limited entered into an agreement with Monster pursuant to which Monster provides online recruitment resources/tools to Longbridge Recruitment (Technical) Limited. A copy of this agreement is included in Folder J4, subfolder "Longbridge".

On 15 February 2013 Longbridge Technology entered into an agreement with Bond International Software (UK) Limited pursuant to which Bond provides access to Adapt, a fully managed ASP system online recruitment resources/tools to Longbridge Technology. A copy of this agreement is included in Folder J4, subfolder "Longbridge".

On 28 November 2012 Longbridge Recruitment (Technical) Limited entered into an agreement with Broadgreen Technology pursuant to which Broadgreen Technology provides Aplitrak and search services online to Longbridge Recruitment (Technical) Limited. A copy of this agreement is included in Folder J4, subfolder "Longbridge".

Monroe Staffing Services LLC has entered into agreements with careerbuilder.com pursuant to which careerbuilder.com provides online recruitment resources/tools to Monroe Staffing Services LLC. A copy of this agreement is included in Folder J4, subfolder "Monroe".

Monroe Staffing Services LLC has entered into an agreement with Dice pursuant to which Dice provides online recruitment resources/tools to Monroe Staffing Services LLC. A copy of this agreement is included in Folder J4, subfolder "Monroe".

16.	13.4

The standard employment contracts to which the Key Employees and Shareholders are a party contain standard confidentiality provisions.

Initio International Limited entered into a non-disclosure agreement with Poolia AB on 3 May 2013 when Initio International Limited and Poolia AB were considering entering into a business relationship together. Pursuant to the NDA, both Poolia and Initio International Limited agreed to keep the other's confidential information confidential. In addition, Initio International Limited agreed that for 12 months from the signing of the NDA, neither it nor its group companies would not solicit or hire any Poolia UK employees. A copy of this agreement is included in Folder L, subfolder "Acquisition Documents"

On 12 March 2013, Monroe Staffing Services LLC entered into a non-disclosure agreement with Dumaine Service Inc. Pursuant to the NDA, Monroe Staffing Services LLC agreed to keep Dumaine's confidential information confidential. In addition, Monroe agreed not to solicit customer, employees or contacts of Dumiane for a period of 12 months from the date of the agreement. A copy of this agreement is included in Folder S, subfolder "Acquisitions", subfolder "Point Staffing"

17.	13.6	Office leases have been entered into by Monroe Staffing Services LLC and by Initio International Limited in relation to the properties used by the Group. Please see the leases contained in Folder C1.

18.	18.1	Initio International Limited has agreed terms to sell its Spanish subsidiary, ALG Consulting De Recursos Humanos, S.L to Luis Miguel Carmona Moya for €1. The share purchase agreement has been signed by Initio International Limited however, owing to the unavaliability of Luis Miguel Carmona Moya prior to completion of the sale of Initio International Holdings Limited, it has been arranged that the share purchase agreement will be signed by him on 7 January 2014. ALG Consulting De Recursos Humanos, S.L is insolvent.

19.	22.2	Initio International Limited registered the trademark "Longbridge" in April 2010. A copy of the letter from the Intellectual Property Office is included at Folder V, subfolder "Longbridge Trademark" of the Data Room.

20.	22.5

Longbridge PWM infringed the Longbridge Trademark. In April 2010, Initio International Limited instructed Mishcon de Reya to write to Longbridge PWM to ensure that they ceased infringing the trademark. The infringement ceased in 2010. A copy of the letter from Mishcon de Reya is contained in folder V, subfolder "Longbridge PWM" of the Data Room.

Longridge Law infringed the Longbridge Trademark. In January 2013, Initio International Limited instructed Mishcon de Reya to write to Longridge Law to ensure that they ceased infringing the trademark. The infringement ceased. A copy of the letters between Mishcon de Reya and Longridge Law are contained in folder V, subfolder "Longbridge Law" of the Data Room.

21.	22.7	There remain some payments to be made by Monroe Staffing Services LLC under to the acquisition agreement pursuant to which Point Staffing was purchased. A copy of the acquisition agreement is included in Folder S, subfolder "Acquisitions", subfolder "Point Staffing"

22.	22.8

Initio International Limited entered into a non-disclosure agreement with Poolia AB on 3 May 2013 when Initio International Limited and Poolia AB were considering entering into a business relationship together. Pursuant to the NDA, both Poolia and Initio International Limited agreed to keep the other's confidential information confidential. In addition, Initio International Limited agreed that for 12 months from the signing of the NDA, neither it nor its group companies would not solicit or hire any Poolia UK employees. A copy of this agreement is included in Folder L, subfolder "Acquisition Documents" of the Data Room

A confidential memorandum containing information regarding the Group was sent to various third parties, of whom the Purchaser was one. Before the memorandum was sent to any party, they were required to enter into an NDA, of the form which the Purchaser was required to executed before it received the confidential memorandum.

23.	22.9

The Data Room does not contain copies of each licence, sub-licence or agreement pursuant to which the Company or the Subsidiaries use IP Rights.

In addition to the agreement and licences referred to at disclosure 13.3, the Company and the Subsidiaries has software licences, for example with Microsoft. Please refer to the documents included in Folder J4, subfolder "Longbridge" of the Data Room

24.	22.10	Please refer to Folder J4, subfolder "Corporate".

25.	23.8.4	It is anticipated that the Company's and the Subsidiaries' IT System will be upgraded in 2014, in the ordinary course of business.

26.	23.10	The UK entities within the Group do not have a disaster recovery plan, other than having the ability to work remotely.

27.	24.2	Occasionally the Company places workers in Russia and accordingly the Company is sometime required to send CVs into Russia. The data held by the US entities is held outside the European Economic Area.

28.	26.1(a)

Initio International Limited and the Company have each granted a guarantee and indemnity in favour of ABN AMBRO Commercial Finance plc in relation to the facility made available by ABN AMBRO Commercial Finance plc to Longbridge Recruitment (Technology Solutions) Limited. A copy of these documents are contained in folder C3, subfolder "Longbridge"

There are indemnities included in Monroe's standard terms and conditions with their clients. Claims under such indemnities are covered by Monroe's insurance policy.

29.	27.2	Longbridge is a member of the Recruitment and Employment Confederation. Monroe Staffing Services LLC is a member of the Staffing Industry Analysts.

30.	30.2 30.4	On 3 July 2012 Longbridge Recruitment (UK) Limited entered members voluntary liquidation. Please see Folder W of the Data Room for details of the documentation in relation to the liquidation.

31.	34.1	Monroe Staffing Services LLC was a day late in paying its payroll taxes (owing to an error whereby the monies were sent to the incorrect account) for the period to May 2013. As a consequence, Monroe Staffing Services LLC was fined $10,000, which was paid on 13 December 2013.

32.	38.1	A person who provided services to Monroe Staffing Services LLC on a consultancy basis it to become an employee of the Company.

APPENDIX B – Data Room Index